Exhibit 10.111

BOR067500B

AMENDMENT TO GAS PURCHASE CONTRACT

This Amendment is entered as of August 1, 2005, regardless of the date of execution, between W O OPERATING COMPANY (“Seller”) and DUKE ENERGY FIELD SERVICES, LP (“Buyer”).

In consideration of the premises and of the mutual covenants contained herein, the parties agree to amend the Gas Purchase Contract dated August 3, 1995, Buyer’s File No. BOR067500B (the “Contract”) between the parties or their predecessors in interest covering producing sources located in Hutchinson County, Texas, as follows:

1.                                      Lease Return Gas.  Section 5 Price, is amended by adding the following new Section 5.7:

5.7                               Lease Use Return Gas.  (a) Buyer agrees to deliver to Seller on a fully interruptible basis, and Seller agrees to receive from Seller up to 100 MMBtu per day of natural gas to be used for fuel for operation of oil and gas lease equipment.  The Delivery Point for these deliveries shall be the existing Buyer Meter No. 97728 in Hutchinson County, Texas.  Buyer may curtail or interrupt all or any part of the deliveries of gas to Seller at any time for any reason without any obligation or liability to Seller.  Buyer shall not be liable to Seller for injury or damage of any kind whatsoever caused by curtailment, interruptions, diminutions, failure of supply, or fluctuations of pressure caused by an act of God, the elements, labor troubles, fires, freeze-ups, accidents, breakage, repair, routine maintenance, cleaning or testing of pipelines or machinery, depletion of gas supply (including curtailed use or suspension) of Buyer’s lines, shut-in of wells, requirements of other consumers, or any other causes or contingencies.

(b)                                 In consideration for all gas delivered to Seller through Meter No. 97728 during the term of this Contract, Buyer shall deduct the measured redelivered volume at Meter No. 97728 from Seller’s existing raw gas deliveries to Buyer through Buyer’s Meter No. 38369 (Kingsland CDP), thus reducing the quantities for which payment is due to Seller.  If the lease use return volumes exceed Seller’s sale volumes under the Contract for a month, Buyer may invoice Seller for the excess quantity at Buyer’s then going rate for lease use gas, and Seller will pay the invoice within 15 days of receipt.

(c)                                  All lease use return gas delivered shall be used solely for Lease Purposes only, and shall not be diverted to domestic or other uses or resold by Seller.  Seller shall not add additional oil and gas lease equipment, irrigation pump engines or other agricultural equipment, or increase the capacity of existing equipment without the prior written consent of Buyer.  Notwithstanding anything contained in this Contract, if at any time Seller uses gas sold and delivered hereunder for any purpose or use other than Lease Purposes, Buyer may charge Seller a per incident penalty charge of $1000.00, and Buyer may terminate all lease use gas returns under this Contract immediately upon notice to Seller. From and after the date of lease use gas return termination, Buyer shall have no obligation to deliver any lease use return gas to Seller.  Seller shall pay all amounts due and owing to Seller, including the penalty charge.  Buyer shall have the right after any termination of this Contract to enter Seller’s premises after termination to remove Seller’s metering and other facilities.

(d)                                 The lease use return gas quality shall be the actual “AS IS” quality of the raw gas produced by wells connected to the gathering systems where the lease return gas Delivery Point is located.  This gas will not be treated, dehydrated, ordorized, or stenched prior to delivery.  Seller assumes and will perform any requirements for gas odorization and any gas dehydration or other treating requirements.  Buyer assumes no liability for the gas quality delivered to Seller.  Buyer shall not be liable for any property damage or personal injury or death to Seller, Seller’s employees, contractors, agents, guests, or any third party arising out of, attributable in whole or in part to, or in connection with the quality of gas delivered by Buyer to Seller.  Any odorization that is required by any applicable statute, order, rule, or regulation beyond the lease use gas return Delivery Point shall be the sole responsibility of Seller.  Seller acknowledges that it has been informed that the gas may contain natural gasoline and other liquids, hydrogen sulfide, other sulfur compounds, carbon dioxide, and carbon monoxide, that the gas is not artificially odorized, that the pressure at the Delivery Point will be subject to fluctuation, and that there may be periods during which no gas will be available.  Seller agrees to assume all risks resulting from the acquisition, handling, and use of Buyer’s lease return gas.  Buyer excludes any and all express and implied warranties of gas condition, including warranties of MERCHANTABILITY and FITNESS FOR A PARTICULAR PURPOSE.  SELLER SHALL TAKE THE LEASE USE RETURN GAS “AS-IS.”

2.                                      Scope.  The Contract is amended to the extent noted herein. In all other respects, it is confirmed and shall continue in full force and effect.

3.                                      Counterparts.  This Amendment may be executed in any number of counterparts, all of which shall be considered together as one instrument.  This Amendment is binding upon all parties executing it, whether or not it is executed by all parties owning interests in the properties committed under the Contract as amended.

The parties have signed this Amendment by their duly authorized representatives as of the date set forth above.

W O OPERATING COMPANY		DUKE ENERGY FIELD SERVICES, LP

By:	/s/ Miles O’Loughlin	By:	/s/ Mark B. Concienne

Title:	Manager	Title:	Managing Director

Executed on: 8/17/2005		Executed on: 8/24/2005